Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

WABCO APPOINTS JOHN F. FIEDLER AND DONALD J. STEBBINS TO

BOARD OF DIRECTORS

BRUSSELS, BELGIUM – September 5, 2007 – WABCO Holdings Inc. (NYSE: WBC), a leading global provider of electronic braking, stability, suspension and transmission control systems for commercial vehicles, today announced the appointment of John F. Fiedler, retired chairman of BorgWarner, Inc. and Donald J. Stebbins, president and chief operating officer of Visteon Corporation, to the WABCO board of directors.

WABCO is a $2 billion vehicle control systems company that formerly was part of American Standard Companies Inc. (NYSE: ASD). Founded in 1869 as Westinghouse Air Brake Company, it was acquired in 1968 by American Standard, which spun it off as an independent, publicly traded company on August 1 of this year.

Fiedler, 69 and Stebbins, 49, join six previously announced members of the WABCO board: James Hardymon, former chairman and chief executive officer of Textron, who is the WABCO board’s non-executive chairman; Jacques Esculier, WABCO’s chief executive officer; G. Peter D’Aloia, chief financial officer of American Standard; Juergen W. Gromer, president of Tyco Electronics; Kenneth J. Martin, retired chief financial officer and vice chairman of Wyeth (formerly American Home Products); and Michael T. Smith, retired chairman and chief executive officer of Hughes Electronics Corporation.

Fiedler served as chairman of the board of directors and chief executive officer of BorgWarner from 1995 to 2003. Prior to that he was the company’s president and chief operating officer. Before joining BorgWarner in 1994, he was an executive vice president with The Goodyear Tire & Rubber Company, culminating a 29-year career with the company by leading its North American tire division.

A 1960 graduate of Kent State University, he was a Sloan Fellow at the Massachusetts Institute of Technology earning his master’s degree in business there in 1979.

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WABCO Board Appointments – 2

Fiedler is a member of the board of directors of Mohawk Industries, Snap-On Corporation and AirTran Airways. He is also a member of the Kent State Foundation Commission, an advisor to the Board of Trustees of the Manufacturers Alliance/MAPI and a member of the Board of Advisors of Prism Funds.

Stebbins assumed his current position with Visteon in 2005. He joined Visteon from the Lear Corporation where he spent 13 years in a number of executive positions, the most recent of which was president and chief operating officer for the corporation’s Europe, Asia and Africa region. Before assuming this position, Stebbins served as president and chief operating officer for the Americas. He started his career at Lear as vice president and treasurer in 1992 and was appointed senior vice president and chief financial officer in 1997.

A graduate of Miami University, Stebbins earned his master’s degree in business at the University of Michigan. He is a member of the board of directors of Visteon.

About WABCO

WABCO is one of the world’s leading providers of electronic braking, stability, suspension and transmission control systems for heavy duty commercial vehicles. Customers include the world’s leading commercial truck, trailer and bus manufacturers. Founded in the U.S. in 1869 as Westinghouse Air Brake Company, WABCO was acquired by American Standard in 1968 and spun off in 2007. Headquartered in Brussels, Belgium, WABCO employs more than 7,000 people in 34 offices and production facilities worldwide. In 2006, WABCO’s total sales were $2 billion. WABCO is a publicly traded company and is listed on the New York Stock Exchange under the stock symbol WBC. Web site: www.wabco-auto.com.

For more information, reporters may contact:

Margie Pazikas, +32 (2) 663 9801, margie.pazikas@wabco-auto.com.

or Fred Spar, +1 212 521 4813, fred-spar@kekst.com

For more information, investors and financial analysts may contact:

Mike Thompson, +32 (2) 663 9854, investorrelations@wabco-auto.com.

Copyright © 2007 WABCO Holdings Inc.

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